Exhibit (d)(16)

CONSULTING GROUP CAPITAL MARKETS FUNDS

SUPPLEMENT TO THE INVESTMENT ADVISORY AGREEMENT

April 13, 2012

Pacific Investment Management Company LLC

840 Newport Center Drive, Suite 300

Newport Beach, CA 92660

Subject:	Consulting Group Capital Markets Funds (the “Trust”) Supplement to Investment Advisory Agreement for addition of Emerging Local Bond Investments portfolio to Adviser Account #4385

Ladies and Gentlemen:

As provided in the Investment Advisory Agreement (the “Agreement”) dated October 28, 2009, between Consulting Group Advisory Services LLC (the “Manager”) and Pacific Investment Management Company LLC (the “Adviser”) on behalf of the Trust, the parties may amend the Agreement to add a new portfolio, under the same terms and conditions as set forth in the Agreement, and at a fee rate set forth in Appendix A to the Agreement, as may be amended from time to time.

Whereas, the Manager and Adviser wish to amend the Agreement to add the Emerging Local Bond Investments portfolio (Adviser Account #4385) under the Agreement. Now therefore it is agreed as follows:

1.	Appendix A, Fee Schedule, is hereby deleted in its entirety and replaced with the attached Appendix A,

2.	Appendix B, Designated Representatives, is hereby deleted in its entirety and replaced with the attached Appendix B.

3.	The term of the Agreement shall be extended, effective as of the date first above written, and shall continue in effect for a period of two years from the date of execution.

4.	Add the following as Section 2(h) of the Agreement:

The Adviser will not consult with any other subadviser of the Portfolio or Trust concerning securities transactions of the Portfolio or any portfolio of the Trust in securities, other financial Instruments or other assets, except as otherwise permitted by the 1940 Act or any rules thereunder. The Adviser shall not be liable for any act or omission of any other subadviser designated by the Manager.

5.	Add the following as Section 2(i) of the Agreement:

The Adviser further shall have authority to instruct the custodian to: (i) pay cash for securities and other property delivered for the Allocated Assets, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other proper y underlying any futures or options contracts, and other property purchased or sold in the Allocated Assets, and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Portfolio with respect to any investments made pursuant to the Trust’s Prospectus and Statement of Additional Information. The Adviser shall not have the authority to cause the Manager to deliver securities and other property, or pay cash to the Adviser other than payment of the management fee provided for in the Agreement. Further, Adviser is authorized on behalf of the Allocated Assets to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to make investments pursuant to the Trust’s Prospectus and Statement of Additional Information which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures.

6.	Add the following as Section 4(e) of the Agreement: The Adviser represents, warrants and covenants that the assets in the Portfolio are free from all liens and charges, and undertakes that no liens or charges will arise from the act or omissions of the Manager or the Trust which may prevent the Adviser from giving a first priority lien or charge on the assets solely in connection with the Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Portfolio with respect to any investments made pursuant to the Trust’s Prospectus and Statement of Additional Information.

Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect. All capitalized terms not otherwise defined in this Supplement shall have the meaning set forth in the Agreement.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

THE MANAGER CONSULTING GROUP ADVISORY SERVICES LLC		THE ADVISER PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Donna M. Marley	By:	/s/ Brent L. Holden
Name:	Donna M. Marley	Name:	Brent L. Holden
Title:	Chief Operating Officer	Title:	Managing Director

APPENDIX B

DESIGNATED REPRESENTATIVES

OF

CONSULTING GROUP CAPITAL MARKETS FUNDS

(Adviser Account #1085, 1385, and #4385)

April 13, 2012

Please see attached

Appendix B – Page 1

Exhibit B

Name	Signature	Office, Title, if any

James F. Walker	/s/ James F. Walker	Chief Executive Officer

Marc Gordon	/s/ Marc Gordon	Chief Financial Officer

Chad Graves	/s/ Chad Graves	Chief Administrative Officer

Donna Marley	/s/ Donna Marley	Chief Operating Officer

Sean Lutz	/s/ Sean Lutz	Assistant Treasurer

Vincenzo Alomia	/s/ Vincenzo Alomia	Investment Officer

Robert Seidel	/s/ Robert Seidel	Investment Officer

Jay T. Shearon	/s/ Jay T. Shearon	Investment Officer